EXHIBIT 10.1
AMENDED & RESTATED
EMPLOYMENT AGREEMENT
          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of March 7, 2007, is by and between Attila T. Lorincz (the “Employee”) and Digene Corporation, a Delaware corporation (the “Company”). This Agreement shall be effective as of the end of the seven-day revocation period described in Section 15 of this Agreement (the “Effective Date”).
          WHEREAS, the Employee desires to reduce his roles with the Company, change his status to one of part-time employment with the Company for a specified period, and then to resign from all positions with the Company, and the Company agrees to make such changes to the Employee’s employment status, subject to the terms and conditions of this Agreement.
          NOW, THEREFORE, intending to be legally bound hereby, the Employee and the Company agree as follows:
               1. Employment.
               (a) Positions with the Company. The Employee currently holds the offices of Senior Vice President, Science and Technology and Chief Scientific Officer of the Company. The Employee hereby resigns, effective as of the Effective Date, from the office of Senior Vice President, Science and Technology. As of the Effective Date, the Employee shall continue in the position of Chief Scientific Officer of the Company, and shall hold that position until December 31, 2007. From January 1, 2008 until the end of the Term, the Employee shall be a Scientific Advisor to the Company.
               (b) Time Commitment. From the Effective Date until December 31, 2007, the Employee shall be a part-time employee, devoting 25% of a full-time position to his employment efforts for the Company. From January 1, 2008 until December 31, 2008 such time commitment shall be 15% and from January 1, 2009 until the end of the Term such time commitment shall be 10%.
               2. Term. Subject to the provisions for earlier termination as provided herein, the term of this Agreement will be for a period beginning on the Effective Date and ending on December 31, 2009. The period of the Employee’s employment under this Agreement, as it may be terminated as provided herein, is hereinafter referred to as the “Term.” The expiration of the Term (and the termination of this Agreement at the expiration of the Term in accordance with this Section 2) shall not be a termination as set forth in Section 5 hereof and shall not entitle the Employee to receive any payments as provided for in Section 6 hereof.
               3. Duties and Responsibilities. In his capacity as a part-time employee, the Employee will not be required to be based at the Company’s Gaithersburg, Maryland facilities, but will continue, until December 31, 2007, to handle the responsibilities of Chief Scientific Officer, and thereafter, until the end of the Term, will perform in the role of Scientific Advisor to the Company. In each such role, the Employee’s responsibilities will include public speaking events, representing the Company in the scientific community, representing the Company in the field of human papillomavirus (HPV) testing and meetings, with reasonable advance notice, with the Company’s Sales and Marketing, Research & Development, executive officers, the Board of Directors (the “Board”) and other personnel of the Company. The Company may establish a Scientific Advisory Board during the Term, and the Employee will participate as a member of such Scientific Advisory Board, if requested by the Chief Executive Officer (“CEO”) during the Term as part of his position responsibilities. In addition, during the Term, the Employee shall perform such duties and functions as the Board may from time to time reasonably determine which are consistent with the applicable position of Chief Scientific Officer or Scientific Advisor and the part time nature of his employment as referred to in Section 1(b) above, and he shall comply with the policies and reasonable directions of the Board and shall discharge his responsibilities in a competent and faithful manner, consistent with sound business practices.
               The Employee shall not, directly or indirectly, without the approval of the Board, engage or become financially interested in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or pecuniary advantage. The Employee shall also not, during the Term and during the one-year non-compete period contemplated by Section 8(a) of this Agreement, serve as a board member or advisory board member, deliver lectures, fulfill speaking engagements or otherwise participate in any public event sponsored, presented or arranged by a competitor of the Company. The “competitors” of the Company for purposes of this paragraph shall match the Competing Businesses as defined in Section 8(a) of this Agreement.
               4. Compensation.
                    (a) Base Salary. During the Term, the Employee shall receive from the Company (or, at the Company’s option, any subsidiary or affiliate thereof) an annual base salary equal to: (i) $500,000 for the period from February 5, 2007 until December 31, 2007; (ii) $200,000 for the period from January 1, 2008 until December 31, 2008; and (iii) $100,000 for the period from January 1, 2009 until December 31, 2009. The Employee acknowledges that such compensation paid after February 5, 2007 is being paid as consideration for the services to be rendered during the Term as a part-time employee, for performance of his other obligations hereunder, including the post-termination non-compete covenant set forth in Section 8(a) and for the release of claims set forth in Section 14 of this Agreement. Such salary shall be paid in accordance with the Company’s standard payroll practices.
                    (b) Bonus. The Employee shall not be entitled to participate in any bonus program of the Company.
                    (c) Outstanding Equity Awards. Until termination of his employment with the Company, the existing stock options, Restricted Stock Units and Performance Shares Awards made to the Employee under the Amended and Restated Equity Incentive Plan (the “Plan”) shall continue to vest and, in the case of outstanding stock option awards, be exercisable, in accordance with the terms of such awards. In accordance with the Plan, the Employee shall have three (3) months after termination of employment with the Company to exercise any stock options vested as of such date of termination. Unvested stock options and Restricted Stock Units shall terminate as of the date of termination, subject to the provisions of Section 6(b) of this Agreement. If the Term of this Agreement is terminated for any reason prior to the conclusion of the performance period for any outstanding Performance Shares Awards, such unvested and unearned Performance Shares Awards will terminate and be forfeited as of the date of termination.
                    (d) Benefits. Until December 31, 2007, the Employee shall be entitled to continue to participate, at the Company’s expense, in such employee benefit plans or programs of the Company in which he is participating as of the Effective Date. Such benefits, and the method by which the Company shall meet this obligation are set forth on Schedule A to this Agreement. Notwithstanding any of the foregoing, if, during the period in which the Employee remains eligible for health, dental and vision benefits under COBRA (the “COBRA Benefits”) as set forth on Schedule A, the Employee establishes his primary residency in the United Kingdom and becomes eligible for national health insurance in such country, the Company shall be deemed to have satisfied this obligation with respect to such COBRA Benefits by providing supplemental health insurance benefits under the policy applicable to Digene officers resident in the United Kingdom for the balance of the Term. If, during such period of coverage, the Employee relocates to establish his primary residency in any other country, the Company’s obligations to provide these COBRA Benefits shall cease. Effective as of the Effective Date, the Employee shall be eligible to continue to maintain an account in the Company’s 401(k) Plan, as long as his balance equals or exceeds $5,000, and may continue to contribute up to the allowed 401(k) Plan limits, but will no longer be eligible for a Company match in accordance with the provisions of the Company’s 401(k) Plan. The Employee is not eligible to transfer his 401(k) Plan account until after termination of employment or attaining the age of 59 1/2, whichever comes first.
                    (e) Reimbursement for Expenses. The Company shall reimburse the Employee, in a manner consistent with the regular practices of the Company, for any and all reasonable and necessary business expenses incurred by the Employee in connection with the performance of his duties, upon presentation of proper vouchers by the Employee to support said expenses.
               5. Termination. The Employee’s employment by the Company hereunder shall terminate on the occurrence of:
                    (a) Disability or Death. In the event of the Employee’s death during the Term, the Employee’s employment shall be deemed to terminate on the date of the Employee’s death. In the event of the Employee’s Disability during the Term, the Company, at its option, may terminate the employment of the Employee under this Agreement immediately by giving the Employee written notice to that effect. For the purpose hereof, the term “Disability” shall mean the Employee’s physical or mental inability to perform his essential duties and responsibilities hereunder, with reasonable accommodation, for a period of at least ninety (90) consecutive days. Disability shall be reasonably determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or its designee in accordance with past practice. In the case of Disability, until the Company terminates the Employee’s employment hereunder in accordance with the foregoing, the Employee shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental inability to perform his duties hereunder.

                    (b) Termination for Cause. The Company may, with the approval of a majority of the Board, terminate the employment of the Employee hereunder at any time during the Term and effective immediately for “justifiable cause” (a “Termination for Cause”) by giving Employee written notice of such Termination for Cause. For the purposes of the Agreement, the term “justifiable cause” means: (i) the Employee’s conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) the Employee’s willful and substantial misconduct; (iii) the Employee’s repeated, after written notice from the Company and a reasonable opportunity to cure, neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate; (iv) except in the normal course of business in the performance of his duties or as otherwise authorized by the Company, any material disclosure by the Employee to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers, employees or professional advisors, of any confidential information or trade secret of the Company or any of its subsidiaries; (v) the Employee’s repeated pursuit, after written notice from the Company and a reasonable opportunity to cure, of activities or personal or professional conduct or action that in the reasonable sole judgment of the Board is contrary to the best interests of the Company; (vi) any material breach by the Employee of this Agreement or, to the extent applicable, the Non Competition, Non Disclosure and Developments Agreement between the Employee and the Company; (vii) any conduct or action by the Employee prohibited under the policies of the Company published by the Company and made available to all employees, including, without limitation, policies regarding sexual harassment, insider trading, corporate disclosure, substance abuse and conflicts of interest; or (viii) the engaging by the Employee in any business other than the business of the Company and its subsidiaries which, in the reasonable sole judgment of the Board, materially interferes with the performance of his duties hereunder, and the Employee does not cease such other business or modify his business activities after notice from the Company and a reasonable opportunity to cease such business or modify his business activities so that such activities do not materially interfere with the performance of his duties hereunder.
                    (c) Termination Without Cause. The Company may terminate the employment of the Employee hereunder at any time without “justifiable cause” (a “Termination Without Cause”) by giving the Employee written notice of such termination at least thirty (30) days prior to the effective date of such termination. Any termination of employment of the Employee hereunder, otherwise than as a result of death, Disability, a Termination for Cause or a Voluntary Termination will be deemed to be a “Termination Without Cause.” A termination by Employee as a result of any breach or violation of this Agreement by the Company, which breach or violation is not cured by the Company within twenty (20) days after receipt of written notice thereof, shall be deemed a termination by Employee for “Good Reason”, and upon any termination by the Employee for Good Reason, Employee shall be entitled to receive the same severance benefits and payments as would be receivable by him in the case of a Termination Without Cause.
                    (d) Voluntary Termination. Any voluntary resignation by the Employee under this Agreement (other than for “Good Reason” as defined below) will be deemed to be a “Voluntary Termination.” A Voluntary Termination will be deemed to be effective immediately upon Employee’s written notice of his resignation to the Company.

               6. Effect of Termination of Employment.
                    (a) Voluntary Termination; Termination for Cause; Termination for Death or Disability. Upon termination of the Employee’s employment hereunder pursuant to a Voluntary Termination, a Termination for Cause or Death or Disability, neither the Employee nor his beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) the unpaid portion of his then-current base salary provided for in Section 4(a) hereof, computed on a pro rata basis to the date of termination; and (ii) reimbursement for any unreimbursed expenses as provided in Section 4(e) hereof. Nothing in this Agreement shall restrict or limit the right of the Compensation Committee or the Board to determine whether the forfeiture provisions of any of the Company’s stock option or incentive compensation plans apply to vested stock options or stock awards held by the Employee at the time of any Termination for Cause. In the event of any Voluntary Termination or Termination for Cause, the non-compete covenant set forth in Section 8(a) of this Agreement shall continue in full force and effect until December 31, 2009.
                    (b) Termination Without Cause. Upon termination of the Employee’s employment hereunder pursuant to a Termination Without Cause, neither the Employee nor his beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive, subject to Section 6(d) of this Agreement: (i) the payment and other rights provided for in Section 6(a)(i) and (ii) of this Agreement; (ii) severance payments in the form of semi-monthly payments of an amount equal to the remainder of the Employee’s annual base salary for the remainder of the Term, to the extent not paid prior to the termination date, and (iii) the acceleration of vesting of all then-outstanding unvested stock options and Restricted Stock Units. For the avoidance of doubt, the only outstanding Restricted Stock Units Award as of the Effective Date is the award made on June 8, 2006 for 10,000 Restricted Stock Units, which is scheduled to vest on June 8, 2009 and the only outstanding unvested stock option awards are those set forth on Schedule B attached hereto; and the acceleration provisions of this Section 6(b)(iii) does not apply to any outstanding Performance Shares Awards, which shall only vest and be earned in accordance with the terms of such awards, and only if Employee is employed at the end of the applicable Performance Period (as defined in each applicable Performance Shares Award). The Employee shall have three (3) months after the date of termination to exercise all vested stock options, and stock options not exercised in such three-month period shall expire and be terminated. In the event of a Termination Without Cause, the non-compete covenant set forth in Section 8(a) of this Agreement shall continue in full force and effect until December 31, 2009, conditioned upon the Company making all payments and providing all benefits to Employee that Employee is entitled to receive under this Section 6(b). Employee shall have no duty to mitigate with respect to any failure by the Company to provide the payments and benefits described in this Section 6(b).
                    (c) Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Employee (i) breaches any of the provisions of Sections 7, 8, 9 or 14 hereof or (ii) directly or indirectly makes any defamatory public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the Employee may otherwise be entitled pursuant to Section 6(a) or 6(b) hereof shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Employee shall forthwith be returned to the Company. The provisions of this Section 6(c) shall not be applicable to any statements or disclosures made by the Employee under oath in any legal proceeding or under any legal compulsion, provided, however, that the Employee shall notify the Company immediately when he becomes aware that any such statements or disclosures may be required to be made by him in any legal proceeding or under any legal compulsion, and shall endeavor to the best of his ability to provide the Company with the opportunity to seek a protective order regarding such legal proceeding or other legal requirement pertaining to compelled statements or disclosures by the Employee.
                    (d) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, payments under this Article 6 shall comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall, in the event of a Termination Without Cause, determine whether the aggregate of (1) the payments under Section 6(b)(ii) and (iii) and (2) payments, if any, under any other Company-provided separation pay arrangement, represent the payment of non-qualified deferred compensation subject to the requirements of Code Section 409A (including the requirement of a six-month delay in the commencement of payments as described in Code Section 409A(a)(2)(B)(i)). If such determination is made, then the payments described in Section 6(b)(ii) and (iii) which would otherwise be paid during the six-month period beginning on the day following the Employee’s termination of employment described in Section 6(b) shall instead be paid to the Employee in a single lump sum payment within five (5) business days after the end of such six-month period. The lump sum payment shall be adjusted for simple interest that accrues during the initial six-month period following Employee’s termination of employment at the applicable Federal rate provided for in Code Section 7872(f)(2).
                    (e) Tax Withholdings. All payments under this Article 6 shall be made subject to applicable tax withholdings.
               7. Confidentiality. Except in the normal course of business in the performance of his duties, the Employee shall not, during the Term of this Agreement, or at any time following the end of the Term of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Company, the directors of the Company, or any client of the Company, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, pricing policies, the substance of agreements with customers and others, and arrangements, customer lists and any other documents embodying such confidential information.
               All information and documents relating to the Company shall be the exclusive property of the Company, and the Employee shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Employee’s employment with the Company, all documents records, reports, writings and other similar documents containing confidential information then in the Employee’s possession or control shall be returned to and left with the Company.

               Confidential information under the provisions of this Section 7 shall not include (i) information in the public domain or known generally in the industry (other than by reason of any breach by the Employee of this Section 7), and (ii) information that is not treated by the Company as confidential or is disclosed by the Company to third parties without a duty of confidentiality imposed on such third parties.
               8. Restrictive Covenant.
                    (a) The Employee hereby acknowledges and recognizes that, during the Term, the Employee will be privy to trade secrets and confidential proprietary information critical to the Company’s business and, accordingly the Employee agrees that, in consideration of the benefits to be received by him hereunder, the Employee will not, from and after the date hereof until the first anniversary of the termination of the Term, or, if longer, until December 31, 2009 (the “Restrictive Period”) if required by the provisions of Section 6(a) or Section 6(b) of this Agreement, (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed in the areas covered by the Assigned IP (as defined in Section 9(a))(so long as such development has not been abandoned by the Company), produced, marketed or sold at the time of the Employee’s termination with any of the entities or corporations set forth on Schedule C to this Agreement, or any subsidiary or successor of the Company or any such entity (hereinafter a “Competing Business”), whether such engagement shall be as an owner, partner, investor, employee, officer, director, affiliate, consultant, speaker, lecturer or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; or (iii) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business. The ownership of not more than 5% of the stock of any entity having a class of equity securities actively traded on a national securities exchange or any minority interest in any private entity shall not be deemed, in and of itself, to violate the prohibitions of this Section 8(a). The Employee and the CEO of the Company shall discuss in good faith any potential future addition to Schedule C in accordance with its terms. The Employee agrees to discuss with the Company CEO during the Term any employment or consulting positions with a potential commercial competitor prior to entering into an employment or consulting arrangement with such entity.
                    (b) During the Term of the Employee’s employment hereunder and for five (5) years thereafter, (i) the Employee shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Company or its officers, directors, employees or agents or adversely affect their business reputation or goodwill, and (ii) the Company shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Employee or adversely affect his business or professional reputation.
                    (c) The Employee understands that the foregoing restrictions may limit the ability of the Employee to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Employee has received and will receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided herein, to justify such restrictions which, in any event (given the education, skills and ability of the Employee), the Employee believes would not prevent the Employee from earning a living.
(d) If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. The Employee declares that the territorial, time limitations and scope of activities restricted as set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company. In the event that any such territorial, time limitation and scope of activities restricted is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Employee agree to the reduction of the territorial, time limitation or scope to the area or period which such court shall have deemed reasonable.
(e) Except as otherwise provided in Section 6(b) of this Agreement, the existence of any claim or cause of action by the Employee against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.
               9. Company Right to Inventions. The Employee will promptly disclose, grant and assign to the Company, for its sole use and benefit (including its subsidiaries) any and all inventions, improvements, technical information and suggestions in any way relating to the commercial and scientific aspects of HPV, CT, GC, HBV, HSV, CF, endometrial cancer, hybrid capture, DISO, HDA, Luminex, automation of Digene tests, Digene patent and patent applications as of the Effective Date, and Digene intellectual property and work products as of the Effective Date (“Assigned IP”) which the Employee may develop or acquire during the Term (whether or not if during working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information related to Assigned IP. In connection therewith: (i) the Employee shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and (ii) the Employee shall render to the Company, at its expense (including payment for the time involved in case the Employee is not then in its employ at the post-Term consulting rate of $500.00 per hour (the “Consulting Rate”)), all such assistance as it may require in the prosecution of applications of said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information. The provisions of this Section 9 will survive any termination of this Agreement or the termination of the Employee’s employment with the Company.
               10. Impact on Other Agreements. The provisions of Sections 7, 8 and 9 of this Agreement shall control over and shall supersede similar provisions contained in other agreements between the Employee and the Company, entered into prior to the Effective Date; provided, however, that, with respect to the assignment of inventions or other intellectual property, the provisions of such prior agreements control with respect to any intellectual property assignments that arose prior to the Effective Date, and with respect to any confidentiality or non-disclosure obligations, the provisions of such prior agreements shall continue in full force and effect as set forth in any such prior agreement.
               11. Representations and Agreements of Employee. The Employee represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.
               12. Impact on Change in Control Employment Agreement. Without the need for any further action on the part of the Employee or the Company, effective on the Effective Date, the Change in Control Employment Agreement, dated February 17, 2006, between the Company and the Employee shall terminate and be of no further force and effect.
               13. Cooperation with Litigation. The Employee will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. The Company will reimburse the Employee for all reasonable out-of-pocket expenses he incurs as a result of such cooperation (including for the time involved in case the Employee is not then in its employ at the post-Term Consulting Rate).
               14. General Release of Claims. The Employee, for himself and his heirs, executors, administrators and assigns, if any, and anyone purporting to claim by or through the Employee, does hereby waive, release and forever discharge the Company, its subsidiaries, predecessors, successors, assigns, employee benefit plans and trusts, if any, and each of their past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, fiduciaries, plan sponsors, administrators and trustees, if any, (hereinafter collectively “the Released Parties”), of and from any and all actions, causes of action, claims (including without limitation, any claim for wrongful discharge or breach of contract and claims under the federal, state or local employment discrimination law such as Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act and other similar laws) suits, demands, rights, damages, accounts, judgments, wages, commissions, executions, debts, obligations, attorneys’ fees, costs and all other liabilities of any kind or description whatsoever, either at law or in equity, whether known or unknown, suspected or unsuspected and whether or not based on his employment or the termination of his employment, that the Employee ever had, now has or may have or claim to have in the future against any of the Released Parties for or by reason of any cause, matter or event whatsoever, from the beginning of time to the date of this Agreement. The Employee further agrees that he will not bring any law suit or arbitration against any of the Released Parties for any claims hereby released. Notwithstanding anything to the contrary set forth in this paragraph, this Release shall not apply to claims relating to the validity or enforcement of this Agreement, claims for any accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act maintained by the Company (except that it will apply to any severance benefits that otherwise might be payable outside of the Agreement) or claims for indemnification or defense to which the Employee is entitled under the Certificate of Incorporation, the Bylaws and/or any insurance policy of the Company or its subsidiaries.

               15. Voluntary Execution by Employee. (a) The Employee has carefully read and understands the provisions of this Agreement; (b) he has been given the opportunity to examine this Agreement for a period of 21 calendar days; (c) he is advised by the Company that he should consult with his personal attorney before deciding whether to accept this Agreement; and (d) his signature to this Agreement signifies that this Section 15 has been complied with, and that if this Agreement is signed by the Employee before the expiration of the 21 day consideration period, the Employee is voluntarily waiving his right to consider the Agreement for the entire 21 day period. The Parties recognize that the Employee shall have seven days after the Employee returns a signed copy of this Agreement to revoke the Agreement by submitting a signed revocation notice to the Company. Upon the expiration of that seven day period, this Agreement shall become effective.
               16. Public Disclosure. The Company and the Employee shall provide each other with a reasonable opportunity to review and provide comments to any press release or other public disclosure made by the Company or by the Employee or a future employer of the Employee related to this Agreement or to the employment relationship between the Company and the Employee.
               17. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.
               18. Remedies; Survival.
                    (a) The Employee acknowledges and understands that the provisions of the covenants contained in Sections 7, 8 and 9 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by the Employee of the provisions of Sections 7, 8 or 9 hereof, the Company will be entitled to seek an injunction restraining the Employee from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.
                    (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17 and this Section 18 will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.
                    (c) In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Employee’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited binding arbitration, conducted in Baltimore, Maryland, in accordance with the National Rules of the American Arbitration Association governing employment disputes. The costs and expenses of such arbitration shall be borne by the non-prevailing party. If the Employee is the prevailing party, the Company shall pay or reimburse Employee for all reasonable attorneys’ fees and costs incurred by Employee under any such arbitration proceeding. Nothing herein shall prevent the Company from seeking injunctive relief as provided for in Section 18(a) of this Agreement.
               19. Notices. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by registered or certified mail, return receipt requested, or overnight delivery using a national courier service, or by facsimile or electronic transmission, with confirmation as to receipt, to the Company at the address set forth below and to the Employee at the address set forth in the personnel records of the Company, or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing:
Digene Corporation
1201 Clopper Road
Gaithersburg, Maryland 20878
Attention: General Counsel
with a copy to:
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
Attention: Morris Cheston, Jr., Esquire
               20. Severability. If any of the covenants contained in this Agreement, any part of any such covenant, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or the remainder of the Agreement, which shall be given full effect, without regard to the invalid portions.
               21. Non-Waiver. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute a waiver or breach of any other term or condition.
               22. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and no modification or waiver of any provision hereof shall be valid unless it is in writing and signed by all of the parties hereto. Subject to Section 10 hereof, this Agreement supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement, dated February 17, 2006, between the Employee and the Company.
               23. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned or transferred by either party without the prior written consent of the other party.
               24. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.
               25. Choice of Law and Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to principles of conflicts of laws. Any action brought in connection with this Agreement, shall be brought in the federal or state courts located in the City of Baltimore, State of Maryland, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.
               26. Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend, or affect its provisions.
               27. Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement or any portion of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTILA T. LORINCZ

/s/ Attila T. Lorincz

DIGENE CORPORATION

By:	/s/ Daryl J. Faulkner Name: Daryl J. Faulkner Title: President and Chief Executive Officer

13